Exhibit 99.1

Seco-Carboloy Awards Expanded Territory to AmeriChip Tool and Abrasives

PLYMOUTH, Mich., July 13, 2005 (PRIMEZONE) -- The Board of Directors of AmeriChip International Inc. (the Company) (OTCBB:ACHI) is pleased to announce that Seco-Carboloy ("Carboloy") has awarded an expanded territory in the state of Michigan to the Company's wholly owned subsidiary, AmeriChip Tool and Abrasives ("ATA") as a direct result of successful representation of the Carboloy line of machine tools since July 2004.

ATA has experienced increased sales over the past two months which will be reflected in our 10Q due to be filed on July 15th. Mr. Tom Frasier, ATA's vice president of sales, said, "In order to take advantage of the opportunity to maximize its sales objectives afforded by the new territory, the Company intends to expand its sales force. The addition to our sales force will allow us to be very competitive in a $35 million industry."

As previously reported, the Company is working closely with Carboloy in its on-going efforts to assist AmeriChip's customers in maximizing cost savings in all aspects of metal removal in the machining of their parts. The Company's relationship with Carboloy centers around machine time studies as they relate to throughput and tool evaluations upon the implementation of the Company's Laser Assisted Chip Control technology.

Headquartered in Plymouth, MI, AmeriChip International Inc., a process technology company, holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost-conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including without limitation, in conjunction with those forward looking statements contained in this release.

CONTACT:
AmeriChip International Inc.
R. Windsor
905-898-2646
r.windsor@americhipintl.com
www.americhipintl.com

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